Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Lipparelli	Media Contact: Marcus Prater
(702) 584-7600	(702) 584-7828
mlipparelli@ballytech.com	mprater@ballytech.com

BALLY TECHNOLOGIES PROVIDES

BUSINESS UPDATE

ANNOUNCES LEGAL SETTLEMENT OF CLASS ACTION

LAS VEGAS, Feb. 27, 2007 — Bally Technologies, Inc. (NYSE: BYI) announced today the following business update.

Overall Revenues

“Revenues in the second half of fiscal 2007 continue to show improvement compared with the first half of fiscal 2007 and prior year results,” said Richard Haddrill, Chief Executive Officer.  “I am very pleased with the acceptance of our new game products and the growth of our systems business.”

The Company currently expects total revenues for the first half of fiscal 2007 to be in the range of $310 million to $320 million and total revenues for the full fiscal 2007 year to be in excess of $670 million.  The Company also currently expects its selling, general and administrative expenses (“SG&A”) and research and development expenses (“R&D”) for fiscal year 2007 to be in the range of $200 million to $210 million and $48 million to $53 million, respectively.  The estimate of SG&A expenses for fiscal 2007 includes estimated costs associated with our restatement efforts and patent and other litigation.  SG&A and R&D expenses include estimated share-based compensation of approximately $16 million.

Game Sales

The Company currently expects sales of gaming devices to exceed 20,000 units for the 2007 fiscal year.  This estimate excludes units sold on an OEM basis.  Margins on games sales are improving, but remain below the Company’s targeted levels.

The Company has recently introduced new video products, including its Alpha Elite™ V32 cabinet featuring Keno Cash™ and Roulette as well as a Multi-Hand Blackjack product on the CineVision™ cabinet.  There continues to be strong interest in Bally’s new line of reel-spinner products on the S9000 platform.

The Company’s market share percentages in recent new casino openings have increased compared with results in fiscal 2005 and 2004.  Total market share for Bally gaming machines in the newly opened properties in Pennsylvania, Florida and the Mississippi Gulf Coast is believed to be between 17 and 18 percent.

Gaming Operations

During the first half of fiscal 2007, the Company experienced an increase in total participation units of approximately 7,500 units.  The total number of participation units on Dec. 31, 2006 and June 30, 2006 was approximately 44,000 and 36,500, respectively.  The increase was primarily attributable to a net increase in the Company’s wide-area progressive (“WAP”) and daily fee units of more than 1,000 units driven by the introduction of our Hot Shot Progressive™, expansion of our lottery products in Delaware and New York (including the opening of Yonkers Raceway), expansion of our installed base of Bally One System™ units in Class II markets and the deployment of additional units in Mexico.

The distribution of the installed base of participation units on Dec. 31, 2006 was approximately 6,000 for WAP and daily fee, 7,100 for lottery, 28,500 for class II and central determination and 2,400 for Mexico.  The Company generates higher revenue per day from its WAP and daily fee products compared with the revenue per day derived from lottery, class II and central determination and Mexico products.  Revenues for Gaming Operations for the fourth quarter of fiscal 2006 exceeded $35 million.

In January 2007, the Company began the market release of additional participation titles, including its ALPHA OS™-based Hot Shot Frenzy™ and Millionaire 777s™ products and anticipates initial deployments of its new Reel Winners™ product in the fourth quarter of fiscal 2007.  The Company also expects growth in participation units driven by the expansion of Yonkers Raceway, the expected future opening of Aqueduct and market growth in Mexico.

Systems

Momentum continues to be strong in the systems business, with revenues in the first half of fiscal 2007 up more than 60 percent over the comparable period of 2006.  The Company has secured contracts for more than 40 new customer sites in the last 12 months, including a majority of the new systems in the Pennsylvania and Florida markets. The Company has sold more than 40,000 units of its new iVIEW™ product since its introduction.  The suite of Bally Power Bonusing™ products has also been very well received, with a number of new contracts signed, including two major multi-property companies.

The Company hosted more than 400 customers and partners at its annual Systems User Conference earlier this month, up from approximately 325 attendees last year.

Legal Matters

Class Action.  Bally has reached agreements, subject to court approval, to settle the consolidated federal securities class action lawsuits filed in 2004 against the Company and certain current and former officers, as well as the shareholder derivative litigation filed in 2006.  Both actions are currently pending in the United States District Court, District of Nevada.  The cost of the settlement to the Company will be $1.25 million.  Such costs have been accrued in the Company’s financial statements for the quarter ended September 30, 2005.  In addition to certain governance actions the Company has agreed to undertake, the Company’s directors and officers insurer will also contribute approximately $14.75 million for a total of $16.0 million in cash, plus certain interest, to settle the securities class action and derivative litigation.

IGT.  Bally developed its first wheel-based game, known as Monte Carlo™, in the 1970s.  Notwithstanding that fact, in the lawsuit brought by International Game Technology (“IGT”) in December 2004, IGT asserts that Bally’s current wheel-based games infringe IGT’s Adams patents, which claim priority to 1994.  Bally believes IGT’s claims are without merit and is vigorously defending itself against the lawsuit. Bally’s defenses include non-infringement, invalidity and unenforceability for inequitable conduct before the Patent Office. In addition, Bally has asserted related counterclaims against IGT, including claims that IGT has engaged in anti-competitive conduct and patent fraud in violation of state and federal antitrust laws.  A Markman hearing took place in December 2006 and a related claim construction ruling is expected in the coming quarters.  No trial date has been set.

IGT’s wheel games are the subject of a separate lawsuit brought by Bally in September 2006.  In that lawsuit, Bally accuses IGT’s wheel games of infringing Bally’s U.S. Patent No. 7,100,916, which claims priority to 1992 — two years earlier than IGT’s Adams patents.  Bally estimates that IGT derives substantially greater profits from its wheel games, such as Wheel of Fortune, than does Bally.

IGT/Shuffle Master.  During October 2006, the Company resolved certain portions of its patent litigation with IGT/Shuffle Master through a cross dismissal.  The dismissals cover certain trade secrets claims and also include the dismissal by Bally of a patent infringement claim relating to a shuffler product in the State of Washington.  Terms of the settlement were not disclosed.  The remaining portion of the IGT/Shuffle Master case relating to patent infringement continues.

SEC.  The Securities and Exchange Commission investigation of Bally regarding matters related to the allegations in the class actions and similar matters continues and the Company cannot predict the outcome of the investigation or estimate when the investigation might conclude.  Management is cooperating fully with the SEC in this matter.

Financial Filings

The Company continues to progress with the preparation of its Form 10-Q for the quarterly period ended March 31, 2006 and its Form 10-K for the annual period ended June 30, 2006.  Our estimate of the date for filing these documents, March 15, 2007, remains unchanged.

Following the filing of the fiscal year 2006 results, the Company will turn its attention to the preparation and filing of its Form 10-Q for the quarterly periods ended Sept. 30, 2006 and Dec. 31, 2006.  The Company will provide a timeline update on these two quarterly reports after the filing of the 2006 Form 10-K.  At this time, the Company does not expect to file its Form 10-Q for the quarterly period ended March 31, 2007 on a timely basis.

“While we are making progress on our financial filings and improving our ability to forecast our operating results, our results are still subject to fluctuation based on customer ‘go-live’ dates, manufacturing schedules and the application of complex accounting rules to determine the proper period in which to record revenue,” said Robert C. Caller, Chief Financial Officer.  “In addition to working to improve our finance function and overall internal controls, we are actively working to improve a number of business processes.  Such efforts are aimed at improving product delivery times, effecting operational savings and reducing product costs.”

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms.  As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss.  Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —